Exhibit 99                  CONTACT:  Mark J. Plush
                                      Vice President and Chief Financial Officer


(LOGO)                                          KEITHLEY INSTRUMENTS, INC.
                                                28775 Aurora Road
                                                Cleveland, Ohio 44139-1891
                                                440-248-0400 - Fax: 440-248-6168
                                                http://www.keithley.com


FOR IMMEDIATE RELEASE


                     KEITHLEY INSTRUMENTS REPORTS PROFITABLE
                     RESULTS FOR FISCAL 2003 FOURTH QUARTER

Cleveland, Ohio - November 3, 2003 - Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fourth quarter and year that ended September 30, 2003.

Fourth Quarter Results

Net sales of $29.3 million for the fourth quarter of fiscal 2003 increased 3 percent from the prior year's fourth quarter sales of $28.4 million, due mainly to the weaker dollar versus foreign currencies. Sequentially, sales increased 16 percent from the third quarter. The company returned to profitability in the fourth quarter with net income of $0.8 million, or $0.05 per share. The quarter's results included $0.3 million pre-tax, or $0.01 per share after taxes, for severance charges. Last year's fourth quarter net income was $0.8 million, or $0.05 per share.

Orders of $27.2 million for the fourth quarter increased 3 percent from last year's fourth quarter orders of $26.3 million. Geographically, orders were down 22 percent in the United States, 7 percent in the Pacific Basin, and increased 48 percent in Europe. Compared to the prior year's quarter, orders from semiconductor customers decreased 3 percent, both wireless communications and research and education customers' orders were essentially flat, while orders from electronic components and subassembly manufacturers increased 7 percent. Sequentially, orders decreased 9 percent from a strong third quarter, primarily due to lower semiconductor orders. Order backlog decreased $1.8 million to $14.5 million at September 30, 2003.

"We are pleased with our results for the quarter," stated Joseph P. Keithley, the company's Chairman, President and Chief Executive Officer. "We beat our July guidance as a result of stronger orders than we anticipated, as well as improvements in gross margins."

Fiscal Year Results

Net sales for fiscal 2003 were $106.7 million, up 10 percent from $96.9 million in fiscal 2002. Approximately half of the increase was due to the weaker dollar versus foreign currencies. The net loss for the year was $2.5 million, or $0.16 per share, and included $0.8 million pre-tax, or $0.03 per share after taxes, for severance charges. Last year, the company reported a net loss of $3.1 million, or $0.20 per share. These results included severance charges of $1.5 million pretax, or $0.06 per share after taxes, recorded in the 2002 third quarter.
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Orders for fiscal 2003 were $104.9 million, up 5 percent from the prior year.
Geographically, orders decreased 10 percent in the United States, increased 31 percent in the Pacific Basin region and increased 8 percent in Europe. By industry, orders were essentially flat from semiconductor customers, increased 19 percent from wireless, increased 7 percent from electronic components and subassembly manufacturers, and increased 9 percent from research and education customers. For fiscal year 2003, semiconductor orders comprised approximately 30 percent of the total, wireless orders accounted for 17 percent, electronic components and subassembly manufacturers were 18 percent, research and education comprised 21 percent of orders, while optoelectronic components manufacturers were less than 5 percent of total orders.

The company generated $1.8 million in cash from operations during the quarter, increasing cash and short-term investments to $35.8 million at September 30, 2003. Total debt was $0.4 million at September 30, 2003. Inventory of $11.2 million increased $1.1 million from year ago levels, and turns were 3.9 at September 30, 2003. Days sales outstanding were 48 at September 30, 2003 compared to 42 at the end of last year. The total number of employees at September 30, 2003 was 608 compared to 612 at the end of the last fiscal year.

Business Initiatives

"In September, we announced that Toshiba's Advanced Logic Technology Department in Yokohama, Japan has selected our S630DC/RF Parametric Test system as their preferred parametric test platform," added Keithley. "We are very pleased to have received this endorsement by one of the semiconductor industry's premier manufacturers, and we received our first orders from Toshiba during the quarter."

"We also announced that we signed an agreement with Zyvex Corporation to work together to develop new solutions for the nanotechnology marketplace. The agreement calls for us to share marketing, sales, and applications engineering resources as part of creating new solutions that combine Zyvex's nanomanipulator expertise with Keithley's technologies for ultra-low-level measurements. Zyvex is the most publicized private nanotechnology business in the world and one of the most highly regarded companies in the field of molecular assemblers. We believe that as a result of this collaboration, we will be able to provide superior test solutions for our customers."

"We continue to move forward with fine-tuning our lean manufacturing processes. We made good progress during the quarter in lowering our manufacturing costs and improving our manufacturing effectiveness. We expect to see continued improvements during fiscal 2004."

Business Outlook

"We have noted an improved environment throughout the electronics industry. We were pleased with orders of $27 million for the quarter, which came in somewhat better than we expected in July. And while our customers are still cautious about their capital spending plans, we are optimistic that conditions throughout the electronics industry will continue to slowly improve," added Keithley.

Based upon current expectations, the company is estimating sales for the first quarter of fiscal 2004, which will end December 31, 2003, to range between $26 and $29 million. At the low end of the sales range, the company would expect a pretax loss. At the high end of the sales range, the company would expect pretax earnings as a percentage of sales in the low-single digits.
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Stock Buyback Program

During the fourth quarter, the company did not repurchase shares under its open market share purchase program. For fiscal year 2003, the company bought back 243,200 shares at an average cost per share of $11.41 per share including commissions, for a total of $2.8 million. Under the current repurchase program, the company may buy back an additional 1,223,800 shares through December 2003.

Forward Looking Statements

Statements in the "Business Initiatives" and "Business Outlook" sections of this release are forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include but are not limited to: worldwide economic conditions and business conditions in the semiconductor, wireless, optoelectronics and other industries which the company serves and the severity and duration of the current downturn of these as well as the overall electronics industry, customers delaying or canceling orders in backlog, the company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share, the company's ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production, the company's ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions, the company's ability to control costs, changes in effective tax rates, foreign currency fluctuations which could affect worldwide operations, costs and other effects of legal, regulatory and administrative proceedings, and the effects of terrorist activities and armed conflicts, as well as the spread of contagious diseases, that could cause disruptions in general economic activity. Further information on factors that could cause actual results to differ from those anticipated is included in the company's annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the company that its plans or objectives will be achieved. Further, the company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Monday, November 3, 2003, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the company's web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available through November 11, 2003.

About Keithley Instruments, Inc.

Keithley Instruments, Inc. provides optical and electrical measurement solutions from DC to RF (radio frequency) to the wireless, semiconductor, optoelectronics, and other electronics manufacturing industries. Engineers and scientists around the world use Keithley's advanced hardware and software for process monitoring, production test, and basic research.
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                           KEITHLEY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME
               (In Thousands of Dollars Except for Per Share Data)
                                   (Unaudited)


                                                   FOR THE THREE MONTHS                                 FOR THE FISCAL YEAR
                                                    ENDED SEPTEMBER 30,                                 ENDED SEPTEMBER 30,
                                      ---------------------------------------------   ---------------------------------------------

                                                2003                  2002                    2003                       2002
                                      ----------------------   --------------------   ---------------------   ---------------------
NET SALES                                 $29,303     100.0%      $28,423   100.0%       $106,718   100.0%         $96,922   100.0%

Cost of goods sold                         12,346      42.1        12,183    42.9          47,646    44.7           42,441    43.8

Selling, general and
  administrative expenses                  12,149      41.5        12,130    42.7          49,534    46.4           45,056    46.5
Product development expenses                3,408      11.6         3,427    12.0          13,488    12.6           13,987    14.4
Severance charges                             310       1.1            --    --               845     0.8            1,461     1.5
Net financing income                          (51)     (0.2)         (212)   (0.7)           (434)   (0.4)            (977)   (1.0)
                                         --------     -----      --------    ----       ---------   -----         --------   -----

Income (loss) before income taxes           1,141       3.9           895     3.1          (4,361)   (4.1)          (5,046)   (5.2)

Income taxes (benefit)                        325       1.1           143     0.5          (1,821)   (1.7)          (1,966)   (2.0)
                                         --------     -----      --------    ----       ---------   -----         --------   -----

NET INCOME (LOSS)                        $    816       2.8%     $    752     2.6%      $  (2,540)   (2.4)%       $ (3,080)   (3.2)%
                                         ========     =====      ========   =====       =========   =====         ========   =====

Basic earnings (loss) per share          $   0.05                $   0.05               $   (0.16)               $   (0.20)
                                         ========                ========               ==========               =========
Diluted earnings (loss) per share        $   0.05                $   0.05               $   (0.16)               $   (0.20)
                                         ========                ========               ==========               =========

Cash dividends per
  Common Share                            $ .0375                 $  0375               $   .1500                 $  .1500
                                         ========                ========               ==========               =========
Cash dividends per
  Class B Common Share                    $ .0300                 $ .0300               $   .1200                 $  .1200
                                         ========                ========               ==========               =========

Weighted average number of shares
  outstanding - Diluted (000)              16,003                  16,175                  15,487                   15,687
                                         ========                ========               ==========               =========

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                           KEITHLEY INSTRUMENTS, INC.
                           CONSOLIDATED BALANCE SHEET
                            (In Thousands of Dollars)
                                   (Unaudited)

                                                           September 30, 2003          September 30, 2002
                                                           ------------------          ------------------
ASSETS

Current assets:
    Cash and cash equivalents                                    $ 15,739                    $ 21,707
    Short-term investments                                         20,070                      28,171
    Refundable income taxes                                           519                         954
    Accounts receivable and other, net of allowances               15,607                      14,140
    Inventory                                                      11,214                      10,112
    Other current assets                                            5,111                       5,095
                                                                 --------                    --------

         Total current assets                                      68,260                      80,179

    Property, plant and equipment, net                             14,301                      13,808
    Other assets                                                   31,625                      26,384
                                                                 --------                    --------

         Total assets                                            $114,186                    $120,371
                                                                 ========                    ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                             $  7,071                    $  7,170
    Other current liabilities                                      12,721                      13,583
                                                                 --------                    --------

         Total current liabilities                                 19,792                      20,753

    Long-term debt                                                     --                          --
    Other long-term liabilities                                     9,749                       7,170

    Shareholders' equity                                           84,645                      92,448
                                                                 --------                    --------

         Total liabilities and shareholders' equity              $114,186                    $120,371
                                                                 ========                    ========